UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 30, 2011
Date of Report (Date of earliest event reported)

PORTAGE RESOURCES INC.
(Exact name of Registrant as specified in its charter)

Nevada	000-52791	75-3244927
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. EmployerIdentification No.)

Av. Benavides 441 Apto 101B Miraflores, Lima 18
(Address of principal executive offices)	(Zip Code)

511-733-5100
Registrant’s telephone number, including area code

990 Richard Street
Saint Wenceslas,
Quebec, Canada G0Z 1J0
(Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Portage Resources, Inc.
Form 8-K
Current Report

Item 3.02            Unregistered Sales of Equity Securities

The following table sets forth, as of June 13, 2011, the beneficial ownership of the outstanding common stock by: (i) any holder of more than five (5%) percent; (ii) each of our executive officers and directors; and (iii) our directors and executive officers as a group. Unless otherwise indicated, each of the stockholders named in the table below has sole voting and dispositive power with respect to such shares of common stock. As of the date of this Current Report, there are 637,200,000 shares of common stock issued and outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Beneficial Ownership
Directors and Officers:

Paul Luna Belfiore(1)
Calle Vuen Retiro 155 Dpto. 404
Chacarilla del Estanque, San Borja Lima, Peru	480,000,000	75.33%

All executive officers and directors as a group (1 person)	480,000,000	75.33%

(1)
Mr. Belfiore acquired these shares on May 30, 2011 in private transactions from Martine Caron, our former President, Chief Executive Officer, and Director and from Russell L. James, our former Chief Financial Officer, Secretary, Treasurer and Director.

Item 5.01            Changes in Control of Registrant

On May 30, 2011, Paul Luna Belfiore (“Mr. Belfiore”) acquired control of four hundred eighty million (480,000,000) shares of the Company’s issued and outstanding common stock, representing approximately  75.33% of the Company’s total issued and outstanding common stock, from Martine Caron (“Mr. Caron”), and Russell L. James (“Mr. James”) in accordance with stock purchase agreements  between Mr. Belfiore and Messrs. Caron and James, respectively,  (the “Stock Purchase Agreements”). Pursuant  to  the  Stock  Purchase  Agreements,  Mr.  Belfiore  paid  an  aggregate  purchase  price  of  twenty  thousand  dollars ($20,000) to Messrs. Caron and James in exchange for the shares.

As part of the acquisition the following changes to the Company's directors and officers have occurred:

•
As of May 30, 2011, Mr. Caron resigned as the Company’s President, Chief Executive Officer, and Director, and Mr. James resigned as the Company’s Chief Financial Officer, Secretary, Treasurer and Director.

•
As of May 30, 2011, Mr. Belfiore was appointed as the sole member of the Company’s Board of Directors and as the Company’s President, Chief Executive Officer, Chief Financial Officer, Treasurer, and Secretary.

Item 5.02             Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The Board of Directors of the Company took the following actions by unanimous written consent on May 30, 2011: Mr. Caron and Mr. James resigned from all positions with the Company, including Chief Executive Officer/President,  and Director; and Chief Financial Officer/Treasurer,  Secretary and Director, respectively,  and, as their final act, as members of the Company’s Board of Directors, appointed  Mr. Belfiore as the Company’s  Chief Executive  Officer/President,  Chief Financial Officer/Treasurer, Secretary and Director. Mr. Belfiore accepted such appointments. Messrs. Caron and James informed the Company that their decisions to resign were not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

The biography for Mr. Belfiore is set forth below:

Portage Resources, Inc.
Form 8-K
Current Report

Paul Luna Belfiore. Mr. Belfiore is a metallurgical engineer with over 20 years of experience in the mining industry.  He has been the director of Alto Petroleo (“Alto”) in Canada since October 2007. As Director, Mr. Belfiore has been in charge of the major agreements  and projects  for Alto.   During the first half of his career, Mr. Belfiore  worked in several roles including production contracting and negotiating in various countries in South America with a focus on precious metals. Mr. Belfiore has been a General Manager of Cotomaran Energy, a Peruvian company which is conducting a 500 MW hydroelectric  feasibility project on rivers in Peru, since August 2004.   From June 2005 to December 2007, Mr. Belfiore was the general manager of Ironman Mining in Peru, where he was in charge of contract negotiations and major drilling programs. From March 2003 until April 2008, Mr. Belfiore  was General  Manager  of Goldmarca  in Peru, participating  in the Condor  project drilling program where Goldmarca drilled one of the best intercepts in gold history with 50 Mts. of 18yrs. In 1996, Mr. Belfiore was promoted to Executive  Director  of El Misti Gold working  in the acquisitions  area, where  he was responsible  of the Sinchao  project (USD$12 Billion in metal content) amalgamation and Santa Rosa project.  Mr. Belfiore then worked for Brazilian Goldfields as Vice-president  of Corporate  development  and was responsible  for identifying,  evaluating,  and negotiating  primarily  in the Belem  gold belt, Brazil.  As an executive  officer  and director,  Mr. Belfiore  brings  a wealth  of management  and leadership experience to Portage Resources Inc. and will lead the Company to acquire exploratory geological operations and mineral assessment. Mr. Belfiore is fluent in English and Spanish.

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SIGNATURES

Portage Resources, Inc.

Dated: June 13, 2011	By: /s/ Paul Luna Belfiore
Paul Luna Belfiore
President